UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024 (March 15, 2024)

STARCO BRANDS, INC.

(Exact name of Company as specified in its charter)

Nevada	000-54892	27-1781753
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

250 26th Street, Suite 200

Santa Monica, CA 90402

(Address of principal executive offices)

888-484-1908

(Registrant’s Telephone Number)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	STCB	OTC Markets Group OTCQB tier

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to Starco Brands, Inc.’s, a Nevada corporation, (“Starco” or the “Company”) Board of Directors (the “Board”)

On March 18, 2024, a majority of the stockholders of the Company, in compliance with Starco’s Amended and Restated Bylaws, (i) passed a resolution removing Demir Vangelov as a member of the Company’s Board and any committees of the Company and (ii) appointed a new Board consisting of Ross Sklar, Darin Brown, and Bharat Vasan.

The Company filed a Schedule 14C Preliminary Information Statement (a “Preliminary 14C”) with the Securities and Exchange Commission (“SEC”) on March 19, 2024. Absent any comments from the Securities and Exchange Commission (“Commission”) during the mandatory waiting period pursuant to Rule 14c-5 of the Securities and Exchange Act to the Preliminary 14C, the Company intends to file on March 29, 2024 a Schedule14C Definitive Information Statement (a “Definitive 14C”) regarding the removal of Demir Vangelov and appointment of Bharat Vasan, which underlying stockholder action will come into effect no earlier than the 20th day following the filing of the Definitive 14C with the SEC.

Biography of New Director

Bharat Vasan is an experienced board member, executive and investor, with more than 15 years of leading businesses across multiple industries, including in consumer packaged goods, digital health, software, electronics and games. Mr. Vasan has a track record of growing and scaling businesses across different stages of their lifecycle, including raising capital, and mergers and acquisitions.

Mr. Vasan was previously President and Chief Operating Officer of The Production Board (TPB), a San Francisco-based venture capital firm. At TPB, Mr. Vasan sat on private and public boards, including Uplifting Results Labs and TPB Acquisition Corp I. Prior to joining TPB, Mr. Vasan was the Chief Executive Officer and Board Member of PAX Labs and, prior to that, led multiple businesses to successful financings and acquisitions, including as the President and Chief Operating Officer at August Home (acquired by Assa Abloy), and as the co-founder and Chief Operating Officer of BASIS Science (acquired by Intel, Inc.). Mr. Vasan also played various roles in corporate development and executive leadership at Electronic Arts. He is active with non-profit causes and currently sits on the Board of the San Francisco Society for the Prevention of Cruelty to Animals (SPCA).

Mr. Vasan received his undergraduate degree from Middlebury College and his graduate degree from Columbia University.

Item 8.01. Other Events.

Stockholder Agreement

On March 15, 2024 the Company, YL Management LLC, a Delaware limited liability company, as the successor Stockholder Representative (the “Successor Stockholder Representative”) of the former stockholders of Soylent Nutrition, Inc., a Delaware corporation (“Soylent”), under the Agreement and Plan of Merger, dated as of February 14, 2023 (the “Merger Agreement”), and certain holders (the “Consenting Stockholders”) of the Company’s Class A Common Stock (the “Acquiror Common Stock”) entered into a stockholder agreement (the “Stockholder Agreement”) which modifies the treatment of certain terms of the Merger Agreement with respect to the Consenting Stockholders. The Stockholder Agreement (i) revises the calculation for the Consenting Stockholders’ respective pro rata share of the Share Adjustment (as defined in the Merger Agreement) to utilize a customary 30-day moving volume weighted trading average (“vwap”) in calculating the price per share of the Acquiror Common Stock at each adjustment date, and (ii) bifurcates the calculation for the Consenting Stockholders’ respective pro rata share of the Share Adjustment into two adjustments, the first adjustment calculable based on the 30-day vwap ending February 14, 2024, and the second adjustment calculable based on the 30-day vwap ending May 15, 2025. Generally, if the trading price of the Acquiror Common Stock, based on the vwap, is below $0.35 per share on February 14, 2024 and May 15, 2025, then at no additional cost, additional shares of Acquiror Common Stock shall be issued based on the calculation methodology set forth in the Stockholder Agreement.

As of the date of this filing, the Consenting Stockholders represent approximately 84.8% of the total shares held by all former stockholders of Soylent issued pursuant to the Merger Agreement. Certain other former stockholders of Soylent may sign joinders to the Stockholder Agreement following the date of this filing. Further details regarding this calculation methodology are set forth in the Stockholder Agreement which is attached hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1 (+)	Stockholder Agreement by and among Starco Brands, Inc., a Nevada Corporation, YL Management LLC, a Delaware limited liability company, and certain holders of Acquiror Common Stock (as defined therein) dated March 15, 2024.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

(+)	In accordance with Item 601(b)(10)(iv) of Regulation S-K, certain provisions or terms of the Agreement may have been redacted. The Registrant will provide an unredacted copy of the exhibit on a supplemental basis to the SEC or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Starco has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARCO BRANDS, INC.

Dated: March 21, 2024	/s/ Ross Sklar
Ross Sklar
Chief Executive Officer